Exhibit 10.2(f)

AMENDED AND RESTATED

CLARCORINC.

SUPPLEMENTAL PENSION PLAN

(Effective January 1, 2008)

AMENDED AND RESTATED
CLARCOR INC.
SUPPLEMENTAL PENSION PLAN

(Effective January 1, 2008)

CLARCOR Inc., a Delaware corporation (“CLARCOR”), adopted, effective as of December 1, 1994, the unfunded 1994 Supplemental Pension Plan, which CLARCOR hereby fully amends, restates and retitles as the “Supplemental Pension Plan” effective January 1, 2008 (“Plan”), providing for the payment of certain retirement and other benefits to Participants.

ARTICLE I
PURPOSE AND EFFECT

1.1 Purpose. This Plan is intended to provide participants in the CLARCOR Pension Plan with total retirement or termination benefits that, but for the provisions of certain limitations of the Internal Revenue Code of 1986, as amended from time to time (“Code”), would be provided by the CLARCOR Pension Plan. This amendment and restatement is adopted principally for the purpose of compliance with Section 409A of the Code.

1.2 Grandfathered Benefits. All benefits that were accrued and vested under the Plan prior to January 1, 2005 (“grandfathered benefits”), whether or not payment had commenced by that date, shall be governed by the terms of the Plan as in effect on October 3, 2004 (“1994 Plan”) and not this amendment and restatement of the Plan. All Participants accruing benefits from and after the effective date of this amendment and restatement of the Plan were fully vested in their benefit on December 31, 2004 and are entitled to grandfathered benefits. For all purposes, the amount of a Participant’s grandfathered benefit under the 1994 Plan shall be equal to the present value of the amount that the Participant would have been entitled to receive if he had voluntarily terminated all services (without Cause, as defined under the 1994 Plan) on December 31, 2004 and commenced to receive payment of the benefit due under the 1994 Plan on the earliest possible date allowed under the 1994 Plan in the form having the maximum value.

1.3 Effect. This amendment and restatement of the Plan applies to all benefits that are not grandfathered benefits.

ARTICLE II
DEFINITIONS

For all purposes of the Plan, the following terms shall have the following meanings:

“Benefit Limitations” means the provisions of Sections 401(a)(17) and 415, or their successors, of the Code as in force from time to time.

“Board” means the Board of Directors of CLARCOR Inc. “Director” or “Directors” means one or more members of the Board.

“Cause” means fraud, misappropriation or intentional material damage to the property or business of CLARCOR or commission of a felony.

“Change of Control” means the occurrence of any of the following events:

(a) The acquisition (other than from CLARCOR) by any person, entity or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”), during any 12-month period, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of common stock or the combined voting power of CLARCOR’s then outstanding voting securities entitled to vote generally in the election of Directors; provided, however, no Change of Control shall be deemed to have occurred for any acquisition by any corporation with respect to which, following such acquisition, more than 60% of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the then outstanding shares of common stock or the combined voting power of the corporation’s then outstanding voting securities immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of CLARCOR’s then outstanding common stock and then outstanding voting securities, as the case may be; or

(b) Individuals who constitute the Board during any 12-month period (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming, during such 12-month period, a Director whose election, or nomination for election by CLARCOR’s shareholders, was endorsed by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be, for purposes of the Plan, considered as though such person were a member of the Incumbent Board; or

(c) The consummation of a reorganization., merger, or consolidation of CLARCOR, in each case, with respect to which persons who were the shareholders of CLARCOR immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own at least 60% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated corporation’s then outstanding voting securities; or

(d) In any transaction, or series of transactions during a 12-month period, any person purchases or otherwise acquires assets of CLARCOR having a gross fair market value equal to or exceeding 40% of the total gross fair market value of all of CLARCOR’s assets immediately prior to such transaction (or immediately prior to the first in such series of transactions). For the purpose of this paragraph (d), any transaction with a related person (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vii)(B)) shall be disregarded.

Provided, the foregoing determination of a Change of Control shall be made with due regard for the rules governing attribution of stock ownership under Section 318(a) of the Code and the owner of all outstanding vested options shall be regarded as an owner of shares of voting securities of CLARCOR underlying such option.

“CLARCOR Pension Plan” means the CLARCOR Inc. Pension Plan (formerly the 1984 Restated CLARCOR Pension Trust) as restated or amended, and effective for benefits accruing or becoming vested (or both), from time to time after October 3, 2004.

“Committee” means the Compensation Committee of the Board.

A Participant shall be “Disabled” on the date that the Participant (a) is unable to engage in substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (b) by reason of the Participant’s medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, the Participant is receiving income replacement benefits for a least 3 months under CLARCOR’s or other participating employer’s long-term disability plan.

“Employer” means CLARCOR and each subsidiary of CLARCOR that is a participating employer under the CLARCOR Pension Plan,

“Participant” means an officer or key employee of an Employer who is a participant in the CLARCOR Pension Plan and whose anticipated benefit level under the CLARCOR Pension Plan is subject to reduction or limitation as a result of the Benefit Limitations.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Plan” means this Amended and Restated CLARCOR Inc. Supplemental Pension Plan, as may be amended from time to time hereafter, as set forth herein.

A Participant’s “Separation from Service” means a termination of the Participant’s employment in which the Participant and Employer reasonably anticipate that no further services would be performed by the Participant for the Employer, or any other member of CLARCOR’s controlled group (within the meaning of Treasury Regulation Section 1.409A-l(g), the “controlled group”), or that the Participant would not thereafter perform services that exceed 20% of the average services performed over the preceding thirty-six (36)-month period for CLARCOR and all other members of the controlled group and otherwise within the scope of Treasury Regulation Section 1.409A-l(h).

ARTICLE III
ADDITIONAL BENEFITS

Each Participant shall be entitled to receive total retirement or termination benefits with respect to his total period of service for CLARCOR and its subsidiaries that are equal to the benefits that the Participant would have received (i) if he was a Participant under the CLARCOR Pension Plan during the entire period of such service covered by the Plan, and (ii) if the CLARCOR Pension Plan did not contain the Benefit Limitations. If upon retirement or other termination a Participant (or spouse (for all purposes hereunder, as determined under the CLARCOR Pension Plan), beneficiary or other person entitled to receive benefits on behalf of a Participant) shall receive from the CLARCOR Pension Plan, and from all other tax qualified retirement plans of CLARCOR and its subsidiaries, total retirement or other termination benefits that are less than the amount described in the preceding sentence, such Participant (or other person) shall be entitled to receive, as a benefit under the Plan, an amount equal to the deficiency. If, and to the extent that, retirement or termination benefits are payable under a tax qualified retirement plan other than the CLARCOR Pension Plan, the Board or Committee (or its delegate) shall determine the actuarial equivalent value of the benefits payable under such plan and apply such value in determining the amount of such deficiency. On the effective date of this amendment and restatement of the Plan, the only Participants accruing a benefit under the Plan from and after January 1, 2005 are those who are also actively participating and accruing additional benefits under the CLARCOR Pension Plan during such period.

ARTICLE IV
BENEFIT COMMENCEMENT DATE AND FORM OF PAYMENT OF BENEFITS

4.1 General. The benefits payable under Article III of the Plan shall be paid at such time and in such form as are set forth in this Article IV. Such benefits shall be paid to the same persons who are entitled to receive the benefit payable under the CLARCOR Pension Plan to which such benefit relates.

4.2 Election as to Time and Form of Payment of Benefits. Each Participant shall elect, in writing on a form approved by the Board or Committee that is received and approved by the Board or Committee (or its delegate) on or before the day in which such election becomes irrevocable (as hereinafter provided), a Benefit Commencement Date and a Form of Benefit with respect to the Participant’s benefit accrued under the Plan after December 31, 2004 and hereafter accruing, in accordance with the following provisions:

(a) The “Benefit Commencement Date” designated by the Participant shall be the latest of (i) the date of the Participant’s attainment of age 55, (ii) attainment of either a fixed age after age 55 (and not later than attainment of age 65) or date as may be designated by the Participant, and (iii) the date of the Participant’s Separation from Service. In the absence of a Participant’s written designation of a Benefit Commencement Date under Section 4.2(a)(ii), Section 4.2(a)(ii) shall be disregarded. Upon the commencement of benefit payments hereunder, such payments shall not be suspended upon any resumption of services with CLARCOR or any subsidiary by the Participant following a Separation from Service (and without regard for any suspension of benefits under the CLARCOR Pension Plan).

(b) The “Form of Payment” designated by the Participant shall be from one of:

(i) One form of payment from among the forms of payment available to participants under the CLARCOR Pension Plan to which such benefit relates as are available at the time of such election; or

(ii) A single sum payment that is the actuarial equivalent of the normal form of benefit as in effect at the time of such election under the CLARCOR Pension Plan (which on the effective date of this amendment and restatement of the Plan is a single life and 10-year certain annuity) based on the unisex mortality assumptions being used on the Benefit Commencement Date to calculate alternative benefits under the CLARCOR Pension Plan and on the immediate interest rate that would be used by the PBGC for purposes of determining the present value of a lump sum distribution on a tax-qualified plan termination as in effect on the Benefit Commencement Date.

In the absence of a Participant designation of a Form of Payment, the Participant shall be deemed to have elected to receive his benefit under the Plan as a single life and 10-year certain annuity if the Participant is then unmarried and as a joint and 100% survivor annuity if the Participant is then married.

(c) For Participant’s having an accrued benefit under the Plan on December 31, 2008 (to the extent not constituting a grandfathered benefit), the Participant’s election under this Section 4.2, whether deemed or by the Participant in writing, shall become irrevocable on December 31, 2008; provided, no election made by the Participant under Section 4.2, shall cause any benefit that otherwise becomes payable during the 2008 calendar year under the Plan to be paid in any calendar year after 2008 or to accelerate into the 2008 calendar year payment of any benefit that otherwise would be payable after the 2008 calendar year. The election under this Section 4.2 for any Participant who initially accrues a benefit under the Plan after December 31, 2008 shall be made (whether deemed or made by the Participant in writing) within, and become irrevocable, 30 days following the last day of the first plan year in which the Participant accrues a benefit under the Plan. For this purpose, the “plan year” is a twelve-month period ending on November 30.

(d) Anything in the Plan to the contrary notwithstanding, single sum payments due under the Plan shall be paid and annuity payments shall commence not later than the later of December 31 of the calendar year in which the Benefit Commencement Date (or any other such date in which such payment may be due) occurs or the fifteenth day of the third calendar month following the Benefit Commencement Date (or such other payment due date), and not more than 30 days prior to the Benefit Commencement Date (or such other payment due date), and the Participant shall have no authority (directly or indirectly) to designate which taxable year of the Participant such amount is paid or annuity commences.

4.3 Subsequent Elections.

(a) A Participant who has elected a Form of Payment that is a life annuity (within the meaning of Treasury Regulation Section 1.409A-2(b)(2)(ii)) may, at any time and from time to time after the Participant’s initial election otherwise has become irrevocable under Section 4.2(c), subsequently elect another Form of Payment that also is a life annuity having an actuarial equivalent value to the Form of Payment in effect immediately prior to such subsequent election (determined in the same manner as provided for such Form of Payment under the CLARCOR Pension Plan). On the effective date of this amendment and restatement of the Plan, all Forms of Payment under Section 4.2(b)(i) constitute a life annuity under such regulation. A subsequent election under this Section 4.3(a) shall supersede the Participant’s previous Form of Payment election (or deemed election).

(b) After the date on which the Participant’s election becomes irrevocable under Section 4.2(c), the Participant may subsequently elect a Form of Payment under Section 4.2(b) (other than as to an election under Section 4.3(a)), provided such subsequent election:

(i) Shall not take effect until at least 12 months after the date on which such subsequent election is made;

(ii) Is made not less than 12 months before the date on which a single sum payment is scheduled to occur or other benefit would commence, respecting a modification of any elected fixed date for such payment under Section 4.2(a)(3); and

(iii) Provides that such lump sum payment or annuity benefit payment commencement date is further deferred for a period of not less than five years. Such further deferral shall not apply to any payment due upon the occurrence of a Separation from Service due to death or Disability.

A subsequent election under this Section 4.3(b) shall supersede the Participant’s latest preceding election (including any deemed election) under the Plan. Anything in this Section 4.3(b) to the contrary notwithstanding, any election under this Section 4.3(b) shall be void if the Participant is participating under the CLARCOR Executive Retirement Plan and has not made the same subsequent election as to form of payment under such plan as is made as under this Plan.

4.4 Payment Under Special Circumstances. Anything herein to the contrary notwithstanding:

(a) If a Participant shall die (i) after the Participant had become vested in his benefit under the CLARCOR Pension Plan, (ii) prior to the Participant’s annuity starting date thereunder, and (iii) prior to the Participant’s Benefit Commencement Date under the Plan, and thereupon the Participant’s surviving spouse becomes entitled to a pre-retirement survivor annuity under the CLARCOR Pension Plan, then the Participant’s surviving spouse shall be entitled to a benefit commencing on the date of the Participant’s death in the form of a Survivor Annuity (as determined under the CLARCOR Pension Plan but taking into account the principles under Article III in determining the amount of such benefit). If the Participant shall die before the Participant’s Benefit Commencement Date and if no qualified pre-retirement survivor annuity under the CLARCOR Pension Plan is payable, then no benefit shall be payable under the Plan.

(b) If the Participant shall become Disabled prior to the Participant’s Benefit Commencement Date, the Participant’s Benefit Commencement Date shall be deemed to be the date the Participant becomes Disabled without regard for any contrary written or deemed election by the Participant under Section 4.2(a).

(c) If the actuarial present value of a Participant’s benefit on the Participant’s Benefit Commencement Date, as determined in accordance the interest and mortality assumptions applicable under the CLARCOR Pension Plan on such date for the determination of benefit actuarial equivalency, is less than $5,000, such benefit shall be paid to the Participant in a single sum within 60 days following the Benefit Commencement Date in full satisfaction of the Participant’s interest in any benefit under the Plan.

(d) Upon a Participant’s Separation from Service (or death) upon or at any time following the occurrence of a Change of Control, the Participant’s (or, for a deceased Participant, his surviving spouse’s or other beneficiary’s) benefit shall become immediately payable in a single sum in amount equal to the actuarially equivalent value of such benefit (i) in the case of a Change of Control occurring before the Participant’s Benefit Commencement Date, as determined under Section 4.2(a)(ii) and (ii) in the case of a Change of Control occurring after the Participant’s Benefit Commencement Date, in an amount that is actuarially equivalent to the Participant’s remaining unpaid benefit payment amount determined under Section 4.2(a)(ii) but applying a mortality factor and interest rate as would apply if the Participant’s Benefit Commencement Date was the date of the Change of Control.

(e) Any payment due to a Participant, as a single sum or as an annuity, commencing upon the occurrence of a Separation from Service who is a specified employee shall be delayed and the delayed amount paid in a single sum, together with interest thereon (not compounded) at the prime rate, as soon as practicable (but not later than the fifteenth day of the third calendar month) after the later of the date that is six months after the date of the Participant’s Separation from Service or the date of the death of the Participant after the Participant’s Separation from Service. For purposes hereof, whether the Participant is a “specified employee” on the date of the Participant’s Separation from Service shall be determined in accordance with the default provisions of Treasury Regulation Section 1.409A- l(i), with the “identification date” to be December 31 and the “effective date” to be the April 1 following the identification date.

(f) Except as provided at Section 4.4(d), if the Form of Payment is a single sum and the full amount of the single sum would not be deductible by CLARCOR, under the provisions of the Code if paid in one taxable year of CLARCOR, CLARCOR shall delay payment of such portion that would not be deductible and pay that amount in the first succeeding taxable year of the Participant in which it is deductible by CLARCOR. Interest shall be paid on the unpaid balance at the prime rate.

ARTICLE V
EXPENSES

Costs and expenses of administering the Plan and providing its benefits shall be paid by CLARCOR. CLARCOR shall pay, to the full extent permitted by law, all legal fees and expenses which the Participant may reasonably incur as a result of any contest (regardless of the outcome thereof) by CLARCOR, the Participant or others of the validity or enforceability of, or liability under, any provision of the Plan or any guarantee of performance thereof (including as a result of any contest by the Participant about the amount of any payment pursuant to the Plan), plus in each case interest on any delayed payment of such fees and expenses at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (determined as of the date such contest commences), and for such delay in payment of the Participant’s benefit bearing interest in the manner provided under Section 4.4(d). In all events, such payment of fees and expenses shall be made not later than the last day of the taxable year of the Participant following the taxable year in which such fees or expenses were incurred.

ARTICLE VI
INALIENABILITY

No benefit payment under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge prior to actual receipt thereof by a Participant or his spouse or beneficiary and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void; nor shall CLARCOR be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to any benefit.

ARTICLE VII
AMENDMENT AND TERMINATION OF THIS PLAN

CLARCOR may amend or terminate the Plan at any time by action of the Board, without the consent of any Participant or his spouse or beneficiaries; provided, however, that (a) the Plan shall not be amended or terminated so as to reduce the benefits payable to a Participant to less than the amount the Participant would have been entitled to receive if the Participant had retired (if the Participant was then eligible to do so) or otherwise terminated his employment immediately preceding the effective date of such amendment or termination; (b) no amendment or termination shall reduce the benefit payable under the Plan to a Participant whose employment terminated prior to such amendment or termination, or to a spouse or beneficiary of such Participant; and (c) no amendment or termination of the Plan shall accelerate the payment of any amount to a Participant or beneficiary from the date on which such amount otherwise is payable hereunder except as permitted pursuant to Treasury Regulation Section 1.409A-3(j).

ARTICLE VIII
OBLIGATIONS OF SUCCESSORS

CLARCOR shall not be a party to any merger, consolidation or reorganization, or sale of all or substantially all of its assets and businesses, unless its obligations under the Plan are expressly assumed by its successor or successors. The provisions of the Plan shall bind and inure to the benefit of CLARCOR and its successors and assigns.

ARTICLE IX
PARTICIPANT’S RIGHTS; PAYMENT FROM TRUST

9.1 Benefits Unsecured. The right of a Participant or any person claiming under the Plan to receive distributions hereunder shall be an unsecured claim against the general assets of CLARCOR and no Participant (or surviving spouse or other beneficiary) shall have any rights in or against any particular asset of CLARCOR. Such assets of CLARCOR shall not be held under any trust for the benefit of Participants, their beneficiaries, heirs, successors or assigns, or held in any way as collateral security against the obligations of CLARCOR under the Plan. The Company in its sole discretion, may, however, elect to provide for its liabilities under the Plan through a trust or funding vehicle; provided, however, that the terms of any such trust or funding vehicle shall not alter the status of Participants, surviving spouses and other beneficiaries as mere general unsecured creditors of CLARCOR or otherwise cause the Plan to be funded or benefits taxable to Participants, surviving spouses and other beneficiaries except upon actual receipt.

9.2 Limitation on Trust. Anything in the Plan or in any trust providing benefits under the Plan to the contrary notwithstanding, no asset of any such trust shall be located outside the United States of America. Anything in the Plan to the contrary notwithstanding, at no time shall any asset of CLARCOR or any member of CLARCOR’s controlled group (as defined under “Separation from Service” at Article II) be restricted, set aside, reserved or transferred in trust for the benefit of (a) any Participant under the Plan, as a result of a change in the financial health of CLARCOR or any controlled group member or (b) an applicable covered employee (to the extent applicable under section 409A(b)(3)(A)(i) of the Code) or other employee, that is a Participant under the Plan, at any time during a restricted period respecting any tax-qualified defined benefit plan sponsored by CLARCOR or any other controlled group member (other than a multi-employer defined benefit plan for employees covered by a collective bargaining agreement with CLARCOR or any controlled group member). For such purpose, “applicable covered employee” and “restricted period” shall have the meanings set forth in Section 409A(b)(3) of the Code.

9.3 No Right To Employment. Nothing herein shall confer upon any Participant any right to continue in the Employer’s employment.

ARTICLE X
FORFEITURE OF BENEFITS

10.1 Forfeiture for Cause. If the employment of a Participant is terminated by the Employer for Cause no benefits shall be payable from the Plan to or with respect to such Participant.

10.2 Forfeiture for Breach of Participant Obligations. Anything to the contrary contained in the Plan notwithstanding, unless the Board or Committee shall otherwise determine in its sole discretion, all benefits paid or payable to a Participant (or surviving spouse or other beneficiary) under the Plan shall be forfeited if the Participant, prior to a Change of Control and without the prior written consent of CLARCOR, knowingly engages in (as owner, partner, shareholder, employer, director, officer, agent, consultant or otherwise), with or without compensation, any business which is in competition with CLARCOR or any of its subsidiaries or if the Participant, without the prior written consent of CLARCOR, provides any third party with any confidential information with respect to CLARCOR or any of its subsidiaries.

ARTICLE XI
ADMINISTRATION

11.1 Administration. This Plan shall be administered by the Board which may delegate (and revoke such delegation of) its duties to or request advice from the Committee. On the date of this amendment and restatement of the Plan, the Board has delegated its administrative responsibilities (but not its authority to determine Participants, as defined under Article II) to the Committee. The Board or Committee shall have sole discretionary authority to control and manage the operations and administration of the Plan, including the authority to construe and interpret the Plan, decide all questions of eligibility and determine the amount, manner and time of payment of any benefits hereunder, and all other rights and powers necessary and convenient to the carrying out of its functions hereunder. Any decision by the Board or Committee shall be final and binding on all parties hereto, subject to the claims procedure described below. The Board or Committee may appoint one or more officers of CLARCOR to assist it in the administration of the Plan in accordance with the terms hereof, provided that none of such officers shall exercise any discretion to determine the amount due, or the form or timing of the payment of benefits due under the Plan with respect to any one or more of such officers.

11.2 Incapacity. If the Board or Committee finds that any Participant, surviving spouse or other beneficiary to whom an amount is payable under the Plan is unable to care for his affairs, any payment due (unless prior claim therefor shall have been made by a duly authorized guardian or other legal representative) may be paid, upon appropriate indemnification of the Board and Committee to any person who is charged with the support of the Participant, surviving spouse or other beneficiary. Any such payment shall be payment for the benefit of the Participant and shall be a complete discharge of any liability of Employers under the Plan to the Participant, surviving spouse or other beneficiary.

11.3 Claims. Any denial of a claim for benefits hereunder shall be stated in writing, shall set forth the specific reasons for the denial, and the Participant shall be given a reasonable opportunity for review and appeal of the decision denying the claim, all in accordance with the claims procedures set forth in the CLARCOR Pension Plan for claims with respect to benefits thereunder (the terms of which are hereby incorporated herein by reference), except that the Board or Committee shall act in place of the Pension Committee under the CLARCOR Pension Plan.

11.4 Indemnification. CLARCOR shall indemnify and hold harmless each employee, officer, or director of CLARCOR (or any other employer hereunder) to whom is delegated duties, responsibilities, and authority with respect to the Plan against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him (including reasonable attorney fees) which arise as a result of his actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by CLARCOR. Notwithstanding the foregoing, CLARCOR shall not indemnify any person for any such amount incurred through any settlement or compromise of any action unless CLARCOR consents in writing to such settlement or compromise.

11.5 Notice. Any notice or filing required or permitted to be given to the Board or Committee (or its delegate) shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to:

If to CLARCOR:

CLARCOR Inc.
840 Crescent Centre Drive
Suite 600
Franklin, TN 37067
ATT: Chief Administrative Officer

If to the Participant, surviving spouse or other beneficiary:
At the last known address on the personnel records of the Employer

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the third day after the date shown on the postmark on the receipt for registration or certification.

11.6 Construction. The captions of the articles and sections of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions. Use of the masculine, feminine and neuter pronouns in the Plan are intended to be interchangeable and use of the singular shall include the plural, unless the context clearly indicates otherwise. The use of the words “include,” “includes” and “including” shall be deemed to be followed by the words and punctuation, “without limitation,”. The illegality or invalidity of any provision of the Plan shall not affect its remaining parts, but the Plan shall be construed and enforced without such illegal or invalid provisions.

11.7 Applicable Law. This Plan shall be governed by and subject to applicable Federal laws and the laws of the State of Tennessee.